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                                                                    EXHIBIT 12.1

APRIA HEALTHCARE GROUP INC.
RATIO OF EARNINGS TO FIXED CHARGES

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
                                                                                                                  NINE MONTHS
                                                                                                                     ENDED
                                                                          YEARS ENDED DECEMBER 31,               SEPTEMBER 30,
                                                      ---------------------------------------------------------  -------------
       (amounts in thousands except ratio)               1998        1999         2000        2001       2002       2003
---------------------------------------------------   ----------  ---------     --------    --------   --------   ------------
EARNINGS:
       Income (loss) before taxes                     ($204,938)  $  73,181     $ 98,141    $115,100   $167,952   $138,940
       Plus: fixed charges                               61,209      55,202       53,209      41,924     18,968     15,721
                                                      ---------   ---------     --------    --------   --------   ---------
             Total earnings                            (143,729)    128,383      151,350     157,024    186,920    154,661

FIXED CHARGES:
       Interest expense                                  46,916      42,526       40,056      28,127     10,793     10,005
       Interest imputed on operating lease payments      14,293      12,676       13,153      13,797      8,175      5,716
                                                      ---------   ---------     --------    --------   --------   ---------
             Total fixed charges                         61,209      55,202       53,209      41,924     18,968     15,721

       RATIO OF EARNINGS TO FIXED CHARGES                  (2.3)        2.3          2.8         3.7        9.9        9.8

       Amount inadequate to cover fixed charges        $204,938

       Rental expense                                    67,128      60,690       60,338      64,188     65,021     52,685
       Imputed interest rate                               21.0%       20.6%        21.5%       21.2%      12.4%      10.7%
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